EXHIBIT 99.4

On August 6, 2021, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

inTEST Corporation (NYSE: American INTT)

2021 Q2 Financial Results Conference Call & Webcast

August 6, 2021

8:30 a.m. EDT

Presentation:

Operator

Welcome to inTEST Corporation’s 2021 second quarter financial results conference call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time if you have a question, you will need to press star, one, on your phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com. I will now turn the call over to inTEST’s Investor Relations consultant, Laura Guerrant. Please go ahead, Ma’am.

Laura Guerrant-Oiye, (inTEST Corporation IR Consultant)

Thank you, Operator. And thank you for joining us for inTEST’s 2021 second quarter financial results conference call. With us today are Nick Grant, inTEST’s President and CEO, and Duncan Gilmour, Treasurer and Chief Financial Officer. Nick will briefly review the quarter’s highlights as well as current business trends. Duncan will then review inTEST’s detailed financial results for the quarter and discuss guidance for the 2021 third quarter. We'll then have time for any questions. A copy of today's press release can be obtained on inTEST’s website, www.intest.com. In addition to our press release we have issued Supplemental Information, which can be downloaded from our website on the Investors page just mentioned. The Supplemental Information is offered to provide shareholders and analysts with additional information and detail for analyzing our results in advance of the quarterly results conference call.

Before we begin the formal remarks, please note that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in our press release, such risks and uncertainties include, but are not limited to the risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement made by us in this conference call is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information on this call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

During today’s call, we will refer to non-GAAP financial measures. We have provided additional information concerning these non-GAAP financial measures, including a reconciliation to the directly comparable GAAP financial measure, in our press release, as well as in the Supplemental Information and the slide presentation for this call. The release, Supplemental Information and slide presentation are posted on the Investors page of our website. www.intest.com.

And lastly, we will be participating in the following conferences during the third quarter: The Colliers 2021 Institutional Conference September 9th and Lake Street's 5th Annual Best Ideas Growth Conference September 14th through the 15th. In addition, we will be hosting our first Analyst Day in November. We are targeting November 16th or 17th, likely in New York City. We will have more details on the event shortly. And with that, let me now turn the call over to Nick Grant. Please go ahead, Nick.

Nick Grant (inTEST President, CEO & Director)

Thanks Laura, and welcome, everyone. I’m pleased you are joining us for our second quarter 2021 financial results conference call. I’d like to start by welcoming our new CFO, Duncan Gilmour, to today’s call. Many of you will have an opportunity to meet Duncan at the upcoming conferences Laura mentioned, as well as at our Analyst Event, which we are planning for November. We’re delighted to have Duncan on board.

Shifting now to the quarter’s performance…strong demand for our innovative test and process technology solutions across a diverse set of end applications resulted in financial results for the second quarter which exceeded our guidance. Our growth was predominantly fueled by broad end market demand in the semiconductor industry across both of our segments, along with increasing demand for our products outside of Semi as our industrial markets continue to strengthen. Once again, I’m pleased with the progress we are making to capture growth within Semi while investing for growth in developing vertical growth markets and segments outside of the semiconductor market which over time will serve to lessen our dependency on this cyclical industry. Finally, I want to thank the entire inTEST team for delivering a truly solid quarter.

Let’s look first at bookings and backlog. Our consolidated Q2 bookings of $25.1 million were comparable to the bookings levels we reported in Q1, which was a near record quarter for us.

Second quarter bookings continued to be fueled by the Semi markets, with Semi bookings of $16.5 million slightly down vs. Q1 and accounting for 66% of our consolidated bookings. Our EMS Segment once again had solid orders in back-end test – and our Thermal Segment was also buoyed by semi strength in front-end and lab applications.

Q2 Multimarket bookings of $8.6 million made up 34% of the overall bookings, driven by the industrial and automotive markets, as well as returning strength in defense/aero. This represents a 6% increase compared to the Q1 Multimarket bookings.

As a result of the strong bookings, the Company’s backlog exceeded $20 million at the end of June, a 19% sequential increase.

Looking at revenue in the quarter, Q2 consolidated revenues of $21.8 million continued to be driven by the Semi market and exceeded our guidance range, increasing 12% sequentially and 64% year-over-year. The operations teams across the Company did an outstanding job managing our supply chains and overcoming resource challenges to support customer demand within the quarter.

As a percentage of overall revenue, Semi comprised 72% of the net shipments and increased 18% sequentially to $15.7 million; while Multimarkets made up the balance at 28% of sales in Q2 at $6.1 million, essentially flat sequentially and reflective of the lower Multimarket orders in Q1.

Turning to net income … I am pleased to report that net earnings and earnings per share increased both sequentially and year-over-year – with earnings per share coming in at the high-end of our guidance range, while absorbing the CFO transition costs within the quarter.

We reported GAAP net earnings of $2.6 million, up compared to $2.2 million in Q1 and $170,000 a year ago; with non-GAAP adjusted net earnings of $2.9 million, up compared to $2.5 million in Q1 and $474,000 a year ago.

This equates to GAAP net earnings of $0.24 per diluted share and non-GAAP adjusted net earnings of $0.27 per diluted share when adjusted for intangible amortization, both of which reflect an increase of $0.03 cents sequentially and $0.22 cents vs. the same period a year ago.

And our EBITDA for the quarter was $3.5 million.

Duncan will fill you in on the details around these figures in just a few minutes.

So, let’s now turn to the quarterly performance of our two operating segments along with some customer highlights, starting with EMS. In EMS, we continue to capture growth from our current customers while driving installed base diversification by securing new customers and broadening our geographic reach.

The Segment’s traditional end markets remained strong, with automotive, consumer electronics and 5G all driving demand.

Specific to back-end semi, extremely strong customer demand continued through Q2 as customers worked to address chip shortages by procuring our products to expand and upgrade their production capacities.

Both bookings and revenue for the first half of the year represent one of the best 6-month periods for EMS. As we communicated last quarter, we shipped more manipulators in the first half of 2021 than were shipped in all of 2019 & 2020 combined. We see improved precision, higher levels of integration and a shift towards automation as the primary reasons for increased adoption of our solutions by new and existing customers.

Q2 EMS bookings remained strong finishing at $10.3 million, decreasing 2% sequentially off of a very strong Q1 and essentially tripling on a year-over-year basis. EMS continues to be successful penetrating new accounts. In addition, and perhaps more importantly, we are replacing incumbents at targeted accounts. Lastly, we are seeing our backlog stretch out further over time as our customers adapt to increasing industry lead-times.

Q2 EMS revenues of $9.1 million increased 6% sequentially and 138% year-over-year, which once again was a terrific performance - actually the highest in a dozen years for this business.

Let me now share with you some specific EMS highlights in the quarter.

The business shipped a prototype interface unit to a global semiconductor manufacturer for use in the development of next generation Ultra High-Definition automotive radar. This is an initial shipment that we expect will drive significant production orders in 2022 and 2023.

EMS also had multiple interface design wins against the competition at a multinational electronics and semiconductor manufacturer which could drive an additional $500,000 of growth per year at this account. The recurring themes around these wins are reliability, performance, and flexibility.

On the new products frontier at EMS, in the second quarter we delivered our initial production units of high voltage/high current test systems to one of the leaders in subassemblies for EV power management solutions. Volume orders are expected in either Q4 2021 or Q1 2022 from this account and they continue to work with a leading ATE manufacturer to standardize this product for more customers.

In the Quarter, EMS placed an LS-4 manipulator in the applications laboratory of a major ATE manufacturer. This is an example of our strategy to team up with complementary Test Equipment manufacturers to further advance sales of our automated manipulators.

From a new customer perspective, EMS made good progress penetrating a targeted strategic account in the Analog/Mixed Signal market as they received their first order for a docking solution in the quarter. It’s great to finally get this door open, as this account had been a stronghold for their competitors.

A well-known maker of communications processing chips ordered $1.5 million of automation equipment for testing their 5G power management ICs. This is confirmation - in a big way - of our new success at this marquee customer.

Lastly, EMS also received their first orders from an OSAT in Thailand for their Cobal-250 manipulator and docking solutions.

So, to summarize, we are seeing solid evidence that our strategy to grow and win new business while penetrating adjacent verticals is indeed working.

Shifting now to our Thermal Segment which includes iTS and Ambrell.

Thermal bookings for the second quarter of $14.8 million were also comparable to Q1 and up 42% year-over-year. In the quarter, bookings exceeded shipments by $2 million. This growth was fueled by continued strength in the front-end semi and industrial markets, as well as automotive and defense/aero. In fact, our defense/aero bookings in the quarter were up 97% vs. Q1.

Q2 revenues for the segment of $12.8 million were up 15% sequentially and 35% year-over-year.

Diving deeper into the orders: Our Semi-lab market continues to be strong with bookings up greater than 20% sequentially from what was a relatively strong Q1. In the 2nd quarter they had 10 different back-end semi customers each ordered over $100,000, and we continue working with several semiconductor crystal manufacturers on new applications that could leverage our carbon-friendly induction heating solutions.

The Automotive / Electric Vehicle segment keeps expanding for our Thermal businesses as we continue to receive orders from OEMs and Integrators supplying the Auto Industry. During the quarter, Ambrell received another order from their large existing EV manufacturer which was just shy of $0.5 million bringing their total to approximately $900,000 for the first half of the year. They also continue to work with numerous EV OEMs and their sub-suppliers to develop induction heating solutions for their applications. They’ve already identified over $300,000 in new potential opportunities from our targeted marketing campaign that was initiated in the quarter.

iTS received a new blanket order for approximately $1.5 million in Thermonics chillers from a key Automotive OEM manufacturer of materials used in catalytic converters – this represents the largest single order in iTS company history. Units will ship in Q4 2021 and Q1 2022 and should lead to more in the longer term as they upgrade additional manufacturing lines over time.

Our service business has recovered from the pandemic driven low of 2020 as customers are now allowing visitors to the sites and our service team members are back to making in person service calls.

Our Thermal business strategies are, much like EMS, focusing on new products, growth applications and customers.

Relative to new products, Ambrell’s recently launched EKOHEAT® Compact Series and Compact Workheads for under 50 KW applications, have begun production shipments and represent broad offerings that inTEST can ship in volume relatively standard products. These two lines cover a large swath of applications and stand to become industry standards within their footprints and power ranges. And they will be expanding the Workhead line further in the coming months to extend power ranges.

From an iTS perspective, in a press release earlier this week we highlighted the success we had working with a strategic OEM partner in the cannabis space to develop a chiller solution that incorporates an ultra-low Thermonics® Chiller combined with a condensing chiller to precondition solvents in order to drive efficiency, increase capacity and lower costs. Working with C1D1 Labs, a recognized leader in providing extraction solutions, has been a good experience for our team and I’m looking forward to the success it will bring in the months and years ahead.

Now let me shift the discussion to our Vision and Strategic Plan along with the strategies we are driving to transform this business. As I have communicated, I plan to spend a portion of each quarterly conference call sharing a particular aspect of these core strategies along with our progress. On our Q1 call, I focused on Geographic & Market expansion. Today I want to discuss investments we are making in Talent and Culture across the organization. As I have indicated, ensuring the right people are in the right roles and empowering them to deliver results is critical to our success. Since joining, I believe we are making good strides towards building a winning team to drive execution of our strategy.

Among the investments we have made include realigning our proven, in-house leaders as well as invigorating our team by bringing in external talent to drive change. To date, we have strengthened our leadership teams in finance, sales, and R&D, providing inTEST with a best-in-class leadership team with industry experience and core commitments to achieving our strategic priorities.

Our most recent appointment, as you know, is our new CFO, Duncan Gilmour. Duncan is enhancing our financial discipline and operating efficiency and succeeds Hugh Regan, who retired from inTEST after 25 years of service. Duncan’s strong financial acumen and public audit experience combined with proven P&L oversight skills are already having a positive impact on the Company.

We have strengthened our leadership team with a focus on R&D and product innovation within our EMS Segment with the appointment of Joe McManus as VP/General Manager of that business. Joe has extensive experience in driving organic growth of similar companies – with a focus on technology and product development – and has already added significant strength as we focus on organic growth opportunities.

We have also introduced a new pay-for-performance compensation plan to reward employees for meeting performance targets. We did this by changing our annual review from an inflation adjustment process to one that awards increases based on merit, achievement, and performance. In addition, a new performance management software system was implemented in Q1 of this year across the Company, which will be the cornerstone for talent development going forward.

In Q2 our shareholders approved the proposed Employee Stock Purchase Plan, which allows employees to share in the success of our Company. We intend to implement the plan in October of this year. In addition, the GMs have been given more control to reward and set priorities to drive growth, and each regional manager is now incentivized to bring in new accounts and increase our customer penetration levels with a focus on growth in targeted segments like EV and Cannabis extraction. I’m a strong believer that reward and ownership drives motivation; and I believe these changes will aid in keeping everyone focused and motivated to meet our targets. We will end up spending a bit more in compensation in the long run, but I see a disproportionate payoff in the top line growth and customer diversity as the real rewards.

Finally, in Q2 we conducted the first ever employee engagement survey across inTEST, and I was quite pleased with the level of optimism and support for the new Vision and forward direction of the company. The culture is indeed slowly changing.

While Duncan will review Q2 results and give our guidance for the third quarter in just a moment, I’d like to share with you my perspective on where we see things mid-way through the year. On all accounts, the first half of 2021 has been an exceptional year for the semiconductor industry, despite supply chain challenges. Equipment companies continue to experience substantial demand as global production capacities expand. As we enter the third quarter, we expect many of our larger customers will be focused on digesting the deliveries we (and others) have made to their test floors in the first half and therefore expect semi-related orders to moderate in the 2nd. To be clear, we simply see this as a digestion period. Listen, COVID is not going away anytime soon, which will continue to drive consumer electronics, the 5G buildout is still in its early stages, technology advances are ongoing, and we believe the regional infrastructure buildouts that have been announced will drive further demand for our products. There are a lot of positives driving semi demand which we are well positioned to take full advantage of as they happen. Likewise, we are investing in multimarket growth opportunities, like EV, cannabis and the medical market. As a part of our growth plans, we have made investments in Sales, Marketing, R&D and Service since I joined the company, and more are planned. In Q3, we are experiencing more travel and are rejoining in-person trade shows, which will help drive topline. I like where the company is today, and I like the diversification plans we are executing.

I will now turn it over to Duncan to walk you through the details of our most recent quarter’s performance and discuss our guidance for Q3. Duncan, over to you…

Duncan Gilmour, (inTEST Treasurer, CFO & Secretary)

Thanks, Nick. I’m delighted to be on board and look forward to meeting the investment community as we go forward. Our second quarter gross margin of 50% came in at the middle of our guidance range and was improved from the gross margin we reported for the first quarter. Our fixed manufacturing costs of $2.4 million were better absorbed at the higher net revenue levels in the second quarter, representing 11% of net revenues in Q2 compared to 13% in Q1. Our Q2 2021 component material costs were unchanged from the first quarter at 36.2%.

Selling expense grew 8% sequentially to $2.6 million in the second quarter, driven by increased commission expense on higher net revenue levels and to a lesser extent by increased salary & benefit costs associated with headcount investments.

Engineering and product development expense increased 3% sequentially to $1.4 million, primarily driven by headcount additions associated with growth investments as well as increased spending on product development.

General and administrative expense increased 19% sequentially to $3.8 million for the second quarter. Restructuring and other charges were $197,000 for the second quarter, up from $55,000 in the first quarter. Non-recurring costs were the primary driver of this $750,000 total increase. During the second quarter we incurred $424,000 of non-recurring costs, of which $347,000 related to the CFO transition and $77,000 were associated with our previously announced manufacturing consolidation of our EMS Products segment. The final integration of our EMS manufacturing operation has taken longer than originally anticipated, as a result of the significant increase in the business activity for this segment in the first half of 2021. During the second quarter, we delayed some integration activities and allocated our resources instead to meet customer demand for shipments of our products. We currently expect to complete the integration of the EMS manufacturing operations in the third quarter and expect to incur additional charges in the range of $50,000 to $100,000. Although the actions to complete the consolidation have been spread out over a longer period than originally planned, the total cost to complete the consolidation is currently estimated to be approximately $1.1 million as compared to $1.3 million which was our estimate of total costs when we undertook the actions during the fourth quarter of 2020.

In terms of recurring general & administrative costs, the main drivers of increase were higher levels of professional service fees associated with our various strategic initiatives and an increase in stock-based compensation expense reflecting a higher stock price at the time of the issuance of annual awards in March and April.

We accrued income tax expense of $447,000 in the second quarter, reflecting a 15% effective tax rate. This compares to $366,000 of income tax expense accrued in the first quarter, which reflected an effective tax rate of 14%. We expect that our effective tax rate in 2021 will range from 14% to 16%.

We had net earnings of $2.6 million or $0.24 per diluted share for the second quarter, compared to net earnings of 2.2 million or $0.21 per diluted share for the first quarter. As previously noted, our second quarter results included $424,000 in non-recurring charges, and when tax effected, these costs amounted to $362,000 or approximately $0.03 per diluted share. Our first quarter results included $55,000 in non-recurring charges, and when tax effected, these costs amounted to less than a penny per diluted share.

We have provided a summary of our non-recurring costs by quarter in the supplemental information posted to our website in connection with this call.

Diluted average shares outstanding were 10.8 million for the second quarter of 2021. During the quarter we issued 44,741 shares of restricted stock and had forfeitures of 18,125 shares of restricted stock. During the second quarter we saw 45,835 option shares exercised, which raised $285,000 in cash proceeds.

EBITDA increased to $3.5 million for the second quarter, up from $3.0 million reported for the first quarter.

Consolidated headcount at June 30th was 222, an increase of 14 staff from the level we had at March 31st. The increase was equally split between Thermal and EMS.

I’ll now turn to our balance sheet. Cash and cash equivalents increased by $4.4 million sequentially to $14.6 million. We generated $4.2 million of cash from operations during the second quarter. We currently expect cash and cash equivalents to increase throughout the balance of 2021 subject to any strategic investments we may choose to make. As mentioned in our call last quarter, in early April we increased our line of credit with M&T Bank from $7.5 million to $10.0 million and changed the facility from a 364-day facility to a committed 3-year facility that will mature on April 9, 2024. In connection with this change, the bank imposed a 15 basis-point non-usage fee.

Accounts receivable declined $655,000 or 5% sequentially to $12.8 million at June 30th, with 54 DSO (down from 62 DSO at March 31st).

Inventories grew $490,000 or 6% sequentially, to $8.7 million, primarily driven by raw material influx to support the increased Semi demand we are seeing.

Capital expenditures during the second quarter were $75,000, down from $388,000 in the first quarter. Included in the first quarter capital expenditures was $236,000 to complete the tenant improvements to our Mt Laurel, NJ facility related to the EMS consolidation.

As Nick noted, our backlog at June 30th was $20.4 million, up $3.3 million or 19% sequentially, with an increasing proportion stretching beyond the current quarter.

As to guidance, as noted in our earnings release, we expect that net revenues for the quarter ended September 30th, 2021 will be in the range of $20.5 million to $21.5 million and that our GAAP financial results will range from net earnings of $0.18 to $0.22 per diluted share. On a non-GAAP basis, we expect our adjusted net earnings per diluted share will range from $0.21 to $0.25. We currently expect that our third quarter gross margin will range from 49% to 51%.

Our guidance is based on the Company’s current views with respect to operating and market conditions and customers’ forecasts, which are subject to change; as well as our expectations for the balance of the quarter and are subject to any strategic investments we may choose to make. Actual results may differ materially as a result of, among other things, the factors described under “Forward-Looking Statements” found in the materials that accompany this conference call, including the press release, the Supplemental Information, and the deck.

Operator, that concludes our formal remarks. We can now take questions.

Operator

We will take the first question from Mr. Jaeson Schmidt with Lake Street.

Jaeson Allen Min Schmidt Lake Street Capital Markets, LLC, Research Division

I just want to start with the supply chain. I just want to start with the supply chain. Curious if those challenges had any impact on Q2 revenue or if you anticipate any impact in Q3 here?

Nick Grant (inTEST President, CEO & Director)

So supply chain, as I mentioned in the pre-remarks, obviously, a challenge for our team. We're seeing daily push-outs, delays, and the teams have done a fantastic job, really working to bring up second sources, locate components needed to keep the production going. So didn't see a whole lot of shipments push out of the quarter due to supply chains in Q2, but those things continue to occur on a day-to-day basis, and we're managing as they arise. But so far, no big impact in Q2. Now with that, though, I would highlight, we have increased lead times on our products due to the lead time push-outs from our suppliers. So that is driving less book-to-bill within the quarter or book and ship in the quarter, if you will.

Jaeson Allen Min Schmidt Lake Street Capital Markets, LLC, Research Division

Okay. No, that's really helpful. And you mentioned some digestion here at some of your large customers in the second half. But just curious if -- what you've seen the first kind of 5 weeks of this quarter from an order standpoint?

Nick Grant (inTEST President, CEO & Director)

That is what I kind of highlighted in there, we are seeing where our Semi business is kind of slowing in the first part of this quarter just because of the high demand that they've taken. And the customers, we work very, very closely with, they tell us that this -- we've got to get these lines up and running and everything else before we can start with the next ones to go forward on that. So as we anticipated, Semi is moderating, and we're seeing some good activities in the Multimarket space out there. We've continued to make progress on the EV front and start of the quarter here. We've got another order in that space over $200,000 that came in, and we continue to drive our growth initiatives in those other areas.

Jaeson Allen Min Schmidt Lake Street Capital Markets, LLC, Research Division

Okay. And the last one for me, and I'll jump back into queue. You highlighted replacing some incumbents within your EMS business at some accounts. Just curious if you could share any color on what's really driving that? And what's really kind of getting you guys over the finish line at some of these customers?

Nick Grant (inTEST President, CEO & Director)

I think it's a combination of our technology, our teams’ flexibility working with them to help solve their tester prober interface solutions and our ability to be able to ship still and perhaps better lead times than our competition out there. So we're meeting their needs and demands on multiple fronts.

Operator

The next question comes from Peter Wright from Intro-act.

Peter Wright (Intro-act) Research Analyst

Great. Congratulations on a fantastic first half of the year.

Nick Grant (inTEST President, CEO & Director)

Thanks, Peter.

Peter Wright (Intro-act) Research Analyst

My first question is on the backlog stretching comment. I understand, clearly, some of this is supply chain and transitory. But my question is, is there anything structural that you're doing, that might affect how you're managing backlog, whether it be on the service side or kind of the diversity of your product food chain going forward?

Nick Grant (inTEST President, CEO & Director)

Yes. On the structural side, I would just say, as I commented with Jason there. We are leveraging more of our second source suppliers than we -- our traditional single source ones that we've been using to support volumes. And so managing a broader supply base is a bit of a change. We have commented during the call relative to our consolidation kind of stretching out, that consolidation activity for EMS is wrapping up this quarter. And with that, there's a lot of inefficiencies of floor layout as you're trying to squeeze things in the space and when you're dealing with the volumes they've had there. So we'll continue to optimize our footprint layouts in our factories to support growth going forward on that from a structural standpoint. But service is bouncing back. Our teams are out visiting customers again. So that's a great change to have happening and our sales guys are doing the face-to-face calls at a much higher frequency than they've done in the past, and we started back in person trade shows. So really a lot of really positive changes happening in the third quarter here.

Duncan Gilmour, (inTEST Treasurer, CFO & Secretary)

I would also just add that with the whole global economy dealing with supply chain challenges, we are seeing some of our customers are actually ordering equipment much further in advance. So, there's a little bit of an impact there where we're seeing people order perhaps a couple of quarters in advance versus what they would typically do.

Nick Grant (inTEST President, CEO & Director)

Yes. No, that's a great point, Duncan. And that's a nice luxury to have that we can work with our supply chain and plan our manufacturing with these out quarter deliveries.

Peter Wright (Intro-act) Research Analyst

But that -- and so that's the heart of the question is, do you think that, that structural, do you think that, that's permanent or do you think that, that is more transitory related to kind of the short-term supply chain disruption?

Nick Grant (inTEST President, CEO & Director)

I would think it's more of the latter. As lead times return back to normal for products and other supply chains, they'll move back to more traditional approach in the business.

Peter Wright (Intro-act) Research Analyst

Fantastic. Two other things, caught my attention in your comments. The first one is on the leading ATE player for your auto manipulator. Can you help me understand what this means to your smart cell and is it kind of a bundled cell potential that is there? Is -- are they the end customer? Or are they more of a distribution partner? If you could add just a little bit of color there, that would be helpful. And then the other one that caught my attention was on the defense and aero side. Can you share the driver there? And is there anything that makes you feel that, that might be sustainable for the next couple of quarters as well?

Nick Grant (inTEST President, CEO & Director)

Yes. Thanks, Peter. So, on the LS8 manipulator, our automated manipulator. We're working diligently with our network -- our partners out here at the ATE test equipment manufacturers to try to get this visible to as many of their customers as possible and working to get these into their labs, their application labs that they have. So we've had success in Q2 penetrating one in the U.S. here, which basically all customers that come in to see their test equipment and demonstrated there. We'll have the opportunity to see our automated manipulator, working with those -- if the application supports that. So it's just keep driving more visibility and awareness and having our partners, not the end customers, but the test equipment manufacturers help to drive more adoption out there for us.

On the second part of the question, the -- I'm sorry, slipped on that one.

Peter Wright (Intro-act) Research Analyst

The defense/aero up 97% is the driver, something with visibility for…

Nick Grant (inTEST President, CEO & Director)

Sorry, Peter, thanks. The defense/aerospace, as I mentioned in Q1, we really saw a slowdown as things with the new administration coming in, getting tied up, getting through approvals and all that stuff. And that really kind of opened up in Q2 here, although a number of our projects that we've been working on and tracking are still waiting on final approvals, but we just saw a nice pickup of orders in Q2. And as Q3 represents the end of the fiscal year for that defense space, I expect that will continue here as folks work to spend the funds they have available this year and develop the new budgets for 2022.

Peter Wright (Intro-act) Research Analyst

Thank you and congratulations.

Nick Grant (inTEST President, CEO & Director)

Thanks, Peter.

Operator

We'll take the next question from Dick Ryan from Colliers.

Richard Allen Ryan Colliers Securities LLC, Research Division

Nick, back on the Semi side, Q3, a little bit of digestion. And then I think Duncan mentioned some of these customers are stretching out their orders beyond the current quarter. Can you maybe just high-level handicap, how you see the second half building from -- or comparing to the first half? I mean does that digestion period extend into Q4? Or do we start seeing semi coming back then?

Nick Grant (inTEST President, CEO & Director)

Great question, Dick. And as you know, we have much more visibility in the quarter versus the next, based on the activities. But what we know is for our customers to receive the equipment, get it installed, get the lines up and qualified, it's usually a two month period, working with them in that time frame. So it really depends on their -- how quickly they're able to bring the capacity up and online. If it can maintain in that 2 months, then there's a possibility Q4 bounces back. If it drags, given the number of projects that have been ongoing here in the first 2 quarters of the year into Q4, and it might be start of 2022 when things start really coming back. Because as I said, there's a lot of positives, there's a lot of demand drivers out there. And we really just see it as a resource constraint, so to speak, right now as they try to get their lines up and running.

Richard Allen Ryan Colliers Securities LLC, Research Division

Okay. You mentioned service that I think that's been a focus to increase that contribution going forward. What level is service at now? And where do you think you can take that contribution to?

Nick Grant (inTEST President, CEO & Director)

Yes. As I've highlighted, services is one of the growth areas that we've got to do better at. And in Q3, we actually saw it get back to approximately $1.5 million in the quarter, which is not the level that we want to end up here as we want to try to drive this service revenue closer to 20% of our overall business. But it is a bounce back to pre-COVID levels, if you will. In fact, the Q1 of 2020, where we were running before that. So it was difficult to do a number of our service initiatives during the COVID restrictions, travels and everything we want to try to do out there. So hopefully, now that's back up and running, we'll be able to put more focus on service growth.

Richard Allen Ryan Colliers Securities LLC, Research Division

Okay. Maybe a couple for Duncan. On OpEx, how should we look at OpEx for the second half of the year, Duncan?

Duncan Gilmour, (inTEST Treasurer, CFO & Secretary)

I mean I think as Nick talked about, and I touched on a little bit as well. We certainly will continue to invest in headcounts in selling and marketing, in particular, as well as kind of R&D engineering. So I would kind of anticipate that continued investment, perhaps mid- to high single-digit kind of increase in our kind of ongoing kind of spend in those categories. So building in a kind of drag on EPS, if you will, to factor that in, I think, it does make sense. We need to make sure we make these investments for the long-term kind of growth to deliver on the long-term growth strategies. We also will see spending on trade shows, marketing, creeping back up again as we get back out there as the world hopefully opens up a little bit. So really between the headcount investments and the trade show and marketing, I would expect to see that mid to low kind of single-digit kind of sequential quarter kind of increase in our spending rates.

Richard Allen Ryan Colliers Securities LLC, Research Division

Okay. And a housekeeping one. I don't know if I saw what stock-based comp was in the quarter?

Duncan Gilmour, (inTEST Treasurer, CFO & Secretary)

Yes. In the quarter, it was about $450,000, which was a little bit higher than the run rate. So there was a charge in there, tied to some modification of awards. So there's probably about $90,000 or so in there that is a non-recurring element of that.

Operator

The next question comes from George Melas from MKH Management.

George Melas-Kyriazi MKH Management Company, LLC

Congratulations on a remarkable quarter. I just have a question and it's sort of a general question on product developments and how do you think about it? And do you have some -- do you keep internally track? You have some metrics that would have percentage of revenue from products introduced in the last 2 years or 3 years? Or -- so that's sort of one part of the question. And the other one is product -- I mean, I look over the last 5 years and product development spend has gone up just a little bit on a regular basis. But I'm wondering whether you're actually planning to increase that more to sort of -- to drive into new markets?

Nick Grant (inTEST President, CEO & Director)

Yes. Great questions, George. And product development is an area that we absolutely plan to put more focus and more cost towards. Unfortunately, the way the businesses had been structured is the R&D teams and the engineering teams really support the day-to-day operations for a couple of the businesses, primarily iTS and EMS. In the sense that these are very more custom driven applications for specific challenges customers have relative to interface docking, even cooling ultra low-temperature refrigerations, et cetera. So engineering is quite often pulled off of the R&D initiatives to support day-to-day manufacturing. But this is an area that we're putting more investments and we've hired more resources in this area, and also leveraging outside resources to help drive innovation and product development at a faster pace. And I'm working with the businesses to implement a vitality index, which we'll be measuring each of the businesses for -- just as you said, a percent of new products on the sales going forward on that. And that is being defined and kind of captured out there. And it's a bit difficult when you're doing custom for everything, what we really defined as a new product. But as we move to more standard products, standard configurations, we'll be able to capture that at much cleaner. So more to come on that, and hopefully be able to share more at our November Analyst Day. Relative to the spend, we absolutely, as I mentioned, want to do more. And even though the dollars are up slightly, we're not spending at the pace that I would like or had planned here. We've got a number of investments in our growth initiatives in the second half that should pick up the spend there. Duncan, any comments on the spend piece?

Duncan Gilmour, (inTEST Treasurer, CFO & Secretary)

No, no. I mean, I think you're exactly right. We do intend, as we talked about, continuing to invest, both headcount and kind of other spend there. And then also just to echo your remarks on the reporting, I mean, looking into that stuff, tracking, reporting that stuff, demonstrating our success is definitely something we want to kind of look into and try to build more metrics around.

George Melas-Kyriazi MKH Management Company, LLC

Great. Great. I appreciate the color on that. It's not easy to define exactly what's new in the world to that customer end. Great. Thank you very much. Looking forward to the Analyst Day.

Nick Grant (inTEST President, CEO & Director)

Excellent, George. Thanks.

Operator

We'll take a follow-up question from Peter Wright from Intro-act.

Peter Wright (Intro-act) Research Analyst

A quick one. Your cash is running higher than I would have expected at the beginning of the year. Do you guys have kind of a target or guess as to where cash might be at the end of the year? And in light of that, any color that you're willing to share with us on the activity on the potential acquisition side or just activity there in general?

Duncan Gilmour, (inTEST Treasurer, CFO & Secretary)

I mean I can talk a little bit about cash, and then I'll kind of throw it over to Nick on the second part there. Yes, I mean, Q2 was a very strong cash quarter. I would expect Q3 to not be quite as strong, but still fairly strong, to be honest, with respect to converting income into cash. So I would expect our cash coffers to continue to grow over the course of the next couple of quarters here.

Nick Grant (inTEST President, CEO & Director)

Yes, absolutely. Thanks, Duncan. And then on the acquisition front, as I've communicated, a part of our strategy is strategic acquisitions and partnerships, and we are very active on that front out there. And nothing to report yet. But when the time is right, we'll be happy to share and communicate our activities in these areas.

Operator

It appears there are no further questions at this time. I'd now like to turn the call back to Mr. Nick Grant for closing remarks.

Nick Grant (inTEST President, CEO & Director)

Thank you for your interest in inTEST, everyone. We appreciate you listening in. I again want to thank the entire inTEST team for delivering another solid quarter. We are laser focused on capturing growth and driving investments which will position us well long-term. If you have further questions, don’t hesitate to reach out to me, Duncan or Laura. We look forward to updating you on our progress when we report our results for the third quarter in early November and seeing you at the events Laura mentioned at the beginning. Stay safe and healthy.

Operator

Ladies and gentlemen, this concludes today’s call. Thank you for your participation. You may now disconnect.

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